EXHIBIT 99.1

NEWS RELEASE for May 19, 2006 at 7:30 AM EDT

Contact:	Allen & Caron Inc

Jill Bertotti

jill@allencaron.com

(949) 474-4300

AMERIGON HOLDS ANNUAL SHAREHOLDERS MEETING

FARMINGTON HILLS, MI (May 19, 2006) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced that it held its Annual Meeting of Shareholders on Thursday, May 18, 2006, at the Company’s new corporate offices in Farmington Hills, MI, as scheduled. A quorum of shareholders was present in person or by proxy.

The Directors elected to serve until the next annual meeting are Oscar B. Marx, III, Chairman of the Board; Francois J. Castaing, retired technical advisor to the Chairman of DaimlerChrysler Corporation; James J. Paulsen, retired Ford Motor Company senior executive; John W. Clark, managing member of Westar Capital LLC; and Robert T. Howard, President and Chief Executive Officer of TMW Enterprises, Inc., a private investment firm located in Rochester Hills, Michigan.

The proposal for the 2006 Equity Incentive Plan covering 1.8 million shares of common stock was approved at the Meeting.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

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